Exhibit 99.2

                                                         For Immediate Release

CONTACT:

     SpectraSite - Investor Relations         SpectraSite - Media Relations
     Dave Tomick                              Noreen Allen
     919-468-0112                             610-992-0889
     tomickd@spectrasite.com                  noreen.allen@demgroup.com


                 SPECTRASITE HOLDINGS COMPLETES EXCHANGE OFFERS

Cary, N.C., September 15, 1999 - SpectraSite Holdings, Inc. (Nasdaq: SITE) today announced the consummation of its exchange offer for all of its outstanding 12% senior discount notes due 2008 and of its exchange offer for all of its outstanding 11 1/4% senior discount notes due 2009.

Pursuant to the exchange offers, the entire $225,238,000 aggregate principal amount at maturity of SpectraSite's previously outstanding 12% notes and the entire $586,800,000 aggregate principal amount at maturity of SpectraSite's previously outstanding 11 1/4% notes were tendered prior to the expiration of the respective exchange offers and will be exchanged for the same aggregate principal amount at maturity of SpectraSite's currently outstanding 12% notes and 11 1/4% notes. The notes issued in the exchange offers have been registered under the Securities Act of 1933, as amended. The 12% notes were originally issued and sold on June 26, 1998, and the 11 1/4% notes were originally issued and sold on April 20, 1999, in transactions exempt from registration under the Securities Act.

In each case, the notes issued in the exchange offers have substantially the same terms and conditions as the previously issued, unregistered notes, except that the new notes are not subject to the restrictions on resale or transfer which applied to the unregistered notes.

About SpectraSite Communications, Inc.
SpectraSite Communications, Inc. (www.spectrasite.com), based in Cary, NC, is a leading owner and operator of communications towers for the wireless telecommunications industry. SpectraSite owns nearly 2,400 towers in 45 of the top 50 population centers in the United States, with clusters of towers in major markets including Los Angeles, Chicago, San Francisco, Detroit, Atlanta, Dallas, Boston, Cleveland, St. Louis, Seattle, Tampa, Charlotte, Norfolk and Nashville. SpectraSite has regional offices in the New York, Atlanta, Chicago and San Francisco areas, from which it offers comprehensive turnkey services, including project management, site acquisition services, construction and design, build-to-suit, purchase/leaseback, tower leasing and tower management and maintenance services to facilitate wireless systems development.

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